Exhibit 99.1

TYTL Closes Strategic Investment from Strobe and Fifth Era; Launches Blockchain-Based Fractional Real Estate Equity Platform with Beeline and Anchorage Digital Bank Partnerships

Solana-Native 1:1 Tokenized Deed Platform Targets Over $35 Trillion in U.S. Homeowner Equity

Newport, R.I. — March 11, 2026 — TYTL Corp (“TYTL”), a residential real estate tokenization platform, today announced the closing of a seed funding round led by Strobe Ventures with participation from Fifth Era. The company also announced strategic partnerships with Beeline Holdings, Inc. (NASDAQ: BLNE) and Anchorage Digital Bank, a leading digital asset custody firm.

TYTL has launched a debt-free alternative for homeowners seeking to access their home equity. Rather than offering HELOCs, reverse mortgages, or home equity investment (HEI) products, TYTL acquires fractional equity interests in qualifying residential properties. These interests are deed-recorded at the local municipality through a traditional sale-closing process and subsequently published on-chain.

Under TYTL’s structure, homeowners do not make monthly payments, accrue interest, or assume future maturity obligations. The transaction represents a one-time fractional sale of equity ownership, not a loan.

A portion of the new capital has already been deployed. With support from Beeline Holdings, Inc., TYTL has completed its first 11 fractional equity acquisitions as it begins scaling its prime residential portfolio.

Investor Perspectives

“Residential real estate is one of the largest asset classes in the world, yet much of it remains outside modern digital infrastructure,” said Steve Venino of Strobe Ventures. “TYTL’s combination of deed-recorded equity ownership and blockchain-based transparency represents a meaningful step forward for real-world asset tokenization.”

“U.S. homeowners hold trillions of dollars in equity, but traditional access mechanisms are largely debt-based,” said Mitch Mechigian, Partner at Fifth Era. “TYTL introduces a differentiated structure that we believe aligns homeowner flexibility with institutional transparency.”

TYTL focuses exclusively on purchasing fractional interests in homes valued at over $1 million located in top-quartile appreciating U.S. ZIP codes (approximately 10,000 of the nation’s 41,000 ZIP codes). Properties within this mandate have historically demonstrated stronger long-term appreciation characteristics relative to broader U.S. residential averages.

A $141 Trillion Market with Over $35 Trillion in Homeowner Equity

According to Statista Market Insights, the U.S. real estate market is projected to reach approximately $141 trillion in value by 2026, with residential real estate accounting for nearly $115 trillion of that total. Separately, data from the Federal Reserve indicate that U.S. homeowners hold more than $35 trillion in aggregate home equity, representing one of the largest concentrations of household wealth in the United States.

Historically, homeowners have relied on HELOCs, refinancing, reverse mortgages, and home equity investment offerings to access liquidity. These structures introduce repayment obligations, interest expense, or long-term contractual commitments.

TYTL’s model differs fundamentally in that it acquires deed-recorded fractional equity interests rather than originating debt instruments.

Built on Solana

The TYTL Token is built on the Solana blockchain, selected for its transaction speed, cost efficiency, and scalability for real-world asset infrastructure.

Each property acquired by TYTL is associated with a unique Program Derived Address (PDA) on Solana. Property-level data published on-chain includes ZIP code, deed book and page reference, TYTL purchase price, Consensus Fair Market Value (CFMV), and fractional equity ownership percentage.

TYTL’s proprietary platform revalues its portfolio nightly using multiple independent Automated Valuation Models (AVMs) to generate a Consensus Fair Market Value (CFMV) for each property. Updated property-level and aggregate portfolio valuations, together with the TYTL Token’s Fair Market Value (FMV), are published on-chain and via its investor portal , providing continuous asset-level transparency.

By combining municipal deed recording with tokenized blockchain infrastructure, TYTL integrates traditional U.S. property law with scalable digital asset architecture.

Executive Commentary

“For decades, accessing home equity has meant taking on debt. TYTL changes that equation entirely,” said Brendan Reilly, Chief Technology Officer of TYTL Corp. “We are purchasing real fractional ownership in prime single-family residential real estate, deed-recording it at the municipal level, and publishing that ownership transparently on-chain through the Solana-based TYTL Token. With our first 11 properties closed, we have proven that access to residential real estate equity can be modernized without saddling homeowners with debt.”

About TYTL Corp.

TYTL Corp. is a U.S.-based real estate technology company focused on fractional equity acquisition in premium residential real estate. The platform integrates municipal deed recording, Solana-based blockchain infrastructure, institutional custody, and portfolio transparency to create a debt-free alternative to traditional home equity finance.

Media Contact

TYTL Corp.

Email: info@tytl.ai

Website: https://www.tytl.ai

Disclaimer

This release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any securities offerings are made pursuant to applicable exemptions under U.S. securities laws and only to qualified investors. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially.